April 13, 2017

Dear Shareholder:

On May 11, Wilson Bank & Trust will reach a new milestone: 30 years in community banking. We’ve come a long way on a journey that began in 1987 when 900 people invested in our bank, and regardless of when you joined that number, we are very thankful for the confidence you’ve placed in our organization.

This year is off to a great beginning at WB&T, thanks to a record-setting first quarter. The assets of the Holding Company as of March 31, 2017, were $2.292 billion, an increase of $95 million between January 1 and March 31-our largest first-quarter increase to date. Profits for the quarter, at $6.495 million, were $852,000 higher than the first quarter in 2016, another bank record. The current price of your investment based on the latest price at which shares of our common stock have been sold is $41.75 per share.

In terms of physical growth, we began the year with the opening of our 27th office location on Highway 96 in Murfreesboro, and the new technologically-based office concept there has proven a success so far. Near the Main Office in Lebanon, construction on our new Operations Center is ahead of schedule, and we are excited about how this facility will enhance our behind-the-scenes operations when completed later in the year.

As the date of our 30th anniversary nears, we hope you’ll take part in our festivities to celebrate this momentous occasion, beginning with the stockholder picnic on Tuesday, May 9. Please make plans to join us for an evening that will include unique entertainment, great fellowship, special recognitions and a free gift or two (and be sure to note that this year’s event will have a new start time, 6:30 P.M.). Later in the week, on Friday, May 12, the celebration extends to all our patrons and communities during Customer Appreciation Day at all our offices. Each of our annual fun days, movie nights, car shows and other events in 2017 will feature a 30th anniversary flavor as well. We’ll also give back to our communities directly, with an extended giving campaign that will involve volunteer hours as well monetary contributions for approximately 30 local charities throughout our footprint.

Your referrals, such a tremendous source of new business over the course of our first 30 years, continue to be important and are greatly appreciated, as is your own banking relationship. If you have a need in the coming months, please be sure to ask about our special loan rates.

Above all, thank you again for your ongoing investment in Wilson Bank & Trust. Your support has helped us get where we are today, and is the reason we fully expect another great 30 years in our bank’s success story.

Sincerely,

Randall Clemons	Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company